                                                FILED PURSUANT TO RULE 424(b)(3)
                                                       RGISTRATION NO. 333-69227


                   SUPPLEMENT NO. 1 DATED FEBRUARY 24, 2000
                     TO PROSPECTUS DATED JANUARY 28, 2000
          RELATING TO $345,000,000 PRINCIPAL AMOUNT OF 7% CONVERTIBLE
                        SUBORDINATED NOTES DUE 2009 AND
                             10,515,087 SHARES OF
                        TOTAL RENAL CARE HOLDINGS, INC.
                                 COMMON STOCK


     The purpose of this supplement is to provide information regarding selling securityholders in addition to those listed in the prospectus dated January 28, 2000, forming a part of registration statement no. 333-69227 on Form S-3, or to update the information regarding selling securityholders previously listed in the prospectus.

     The table has been prepared based upon information furnished to us by or on behalf of the selling securityholders listed below. We have not independently verified this information.


------------------------         ---------------     ------------     --------------       ---------------
     Name                           Principal
                                    amount of                           Shares of
                                    notes owned         Percentage      common              Percentage of
                                   that may be          of notes        stock that          common  stock
                                      sold                              may be sold/1/      outstanding/2/

Prospect Street High              $ 2,500,000             *                76,196                  *
 Income Portfolio, Inc.

Lehman Brothers, Inc.              13,030,000          3.8%               397,135                  *

Fidelity Advisor Series II:        25,020,000          7.3%               762,572                  *
 Fidelity Advisor High
 Yield Fund/3/

Fidelity Summer Street              7,550,000          2.2%               230,112                  *
 Trust:  Fidelity Capital &
 Income Fund/3/

Fidelity Financial Trust:           6,446,000          1.9%               196,464                  *
 Fidelity Convertible
 Securities Fund/3/

Goldman Sachs and                   1,500,000             *                45,717                  *
 Company




------------------------         ---------------     ------------     --------------       ---------------
     Name                           Principal
                                    amount of                           Shares of
                                    notes owned         Percentage      common              Percentage of
                                   that may be          of notes        stock that          common  stock
                                      sold                              may be sold/1/      outstanding/2/


Northwestern Mutual Life
Insurance Company/4/               10,000,000             2.9%            304,785                  *


     Other than their ownership of our securities, none of these selling securityholders has had any material relationship with us within the past three years.

____________________
*    Less than 1%.


____________________


1. Assumes conversion of the full amount of notes owned by each selling securityholder at the initial conversion price of $32.81 per share. Under the terms of the indenture governing the notes, cash will be paid instead of issuing fractional shares upon conversion.

2. Based on 81,222,168 shares of our common stock outstanding at February 22, 2000. In accordance with the rules of the SEC, the percentage of common stock outstanding owned by each selling securityholder is computed as follows: (a) the numerator is the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder and (b) the denominator includes the number of shares of common stock outstanding and the number of shares of common stock held by that selling securityholder upon conversion of all notes owned by that selling securityholder.

3. The selling securityholder is either an investment company or a portfolio of an investment company registered under Section 8 of the Investment Company Act of 1940, as amended, or a private investment account advised by Fidelity Management & Research Company, or FMR. FMR is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940, as amended, and provides investment advisory services to the selling securityholder and to other registered investment companies and to certain other funds which are generally offered to a limited group of investors. FMR is a wholly-owned subsidiary of FMR Corp.

4. Includes $500,000 in principal amount held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.